Exhibit 10.37
KB HOME
PHANTOM SHARE BONUS AGREEMENT FOR NON-SENIOR MANAGEMENT
     This Phantom Share Bonus Agreement for Non-Senior Management (this “Agreement”) is made on July 12, 2007 (the “Grant Date”) between KB Home, a Delaware corporation (the “Company”), and [NAME] (the “Employee”).
     WHEREAS, the Company desires to grant the Employee a Phantom Shares Bonus (the “Bonus”);
     WHEREAS, the Bonus is a cash-based award designed to promote the interests of the Company and its stockholders by retaining exceptional employees;
     WHEREAS, the Bonus is intended to constitute compensation that is payable within the “short-term deferral” period after the Rights (as defined below) are no longer subject to a “substantial risk of forfeiture” and that does not provide for the deferral of compensation under, and is therefore exempt from, Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”); and
     WHEREAS, the Bonus and Rights granted hereunder are not being issued pursuant to any stock plan, including the KB Home Amended and Restated 1999 Incentive Plan (the “Plan”).
     NOW, THEREFORE, in consideration of the foregoing, the Company and the Employee enter into this Agreement as follows:
A G R E E M E N T
     1. Grant. Subject to the terms of this Agreement, the Company hereby grants to the Employee a Bonus calculated by reference to an aggregate of [# RIGHTS] phantom share rights (the “Rights”). Each Right, when fully vested hereunder, will represent the economic equivalent of ownership of one share of common stock, $1.00 par value per share, of the Company (“Common Stock”); provided that the Rights will not entitle the Employee to, and the Employee will not have any rights in, or own any, shares of Common Stock. The Bonus is intended to constitute compensation that is payable within the “short-term deferral” period after the Rights are no longer subject to a “substantial risk of forfeiture” under Section 409A of the Code.
     2. Rights Vesting.
(a)	Normal Rights Vesting. 100% of the Rights granted under this Agreement will vest on July 12, 2010 if the Employee is employed by the Company or any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (each, a “Subsidiary”) on such date.

(b)	Change of Ownership. Notwithstanding the foregoing and subject to Section 3, the Rights will vest as to 100% of the Rights granted under this Agreement upon a Change of Ownership of the Company. For purposes of this Agreement, “Change of Ownership” shall have the meaning given that term in the Plan.
     3. Forfeiture. Subject to Section 2(a), the Employee will immediately forfeit all rights, title and interests in and to any and all Rights that have not vested on the date the Employee’s employment with the Company or its Subsidiaries is terminated.

     4. Payment. As soon as reasonably practicable following the date of vesting of the Rights in accordance with Section 2 above (the “Vesting Date”), but in no event later than the later of (i) the fifteenth day of the third month following the Employee’s first taxable year in which the Vesting Date occurs or (ii) the fifteenth day of the third month following the end of the Company’s first taxable year in which the Vesting Date occurs, the Company will pay to the Employee for each vested Right an amount in cash equal to the Fair Market Value of one share of Common Stock as of the Vesting Date. For purposes of this Agreement, “Fair Market Value” shall have the meaning given that term in the Plan. The Company has the authority to deduct or withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the Employee’s FICA obligation) required by law to be withheld with respect to any taxable event arising from the vesting of any Rights or payment of any portion of the Bonus.
     5. No Stockholder Rights. The Employee will not be deemed to be a holder of or possess any stockholder rights with respect to any shares of Common Stock in connection with the Rights granted hereunder.
     6. Dividends. Cash dividends or other distributions paid in respect of shares of Common Stock will be equally and contemporaneously credited to the Employee’s account in the Company’s books and records in respect of the Rights, and will be paid to the Employee in accordance with the same terms and conditions of Section 4 above that apply to the payment of the Bonus.
     7. Adjustments. In the event of any of the transactions described in Section 13(a) of the Plan, the Management Development and Compensation Committee (the “MDCC”) of the Company shall be permitted to adjust or revise the Awards in the same manner as it then adjusts any similar awards under the Plan.
     8. California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California. This Agreement, the Bonus and the Rights will be subject to rescission by the Company if an executed original of this Agreement is not received by the Company within four weeks of the Grant Date.
     9. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.
     10. Non-Transferability. Neither this Agreement nor the Bonus or Rights may be assigned by Employee by operation of law or otherwise. Any purported assignment by Employee shall by null and void. This Agreement shall, however, be binding upon the successors and assigns of the Company.
     11. No Obligation. Neither the execution and delivery hereof nor the granting of the Bonus or the Rights will constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Employee for any period or in any capacity.
     12. Notice. Any notice given hereunder to the Company will be addressed to the Company, attention Senior Vice President, Human Resources, or a designee thereof, and any notice given hereunder to the Employee will be addressed to the Employee at his or her address as shown on the records of the Company.
     13. Amendment and Cancellation. Subject to Sections 7 and 15 hereof, at any time and from time to time, the MDCC may terminate, amend or modify this Agreement. Except with respect to amendments made pursuant to Section 7 or 15 hereof, no termination, amendment, or modification of this Agreement will adversely affect in any material way the Bonus or the Rights granted hereunder without the prior written consent of the Employee.
     14. General Provisions.
(a)	Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Bonus or the Rights under any law deemed applicable by the MDCC, such provision will be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the MDCC, materially altering the intent of this Agreement, such provision will be stricken as to such jurisdiction, and the remainder of this Agreement will remain in full force and effect.

(b)	Other Laws. The obligation of the Company to make payment of the Bonus will be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company may refuse to transfer any consideration under this Agreement if, acting in its sole discretion, it determines that the issuance or transfer of such consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act.

(c)	No Trust or Fund Created. This Agreement is intended to be an “unfunded” plan for incentive compensation. This Agreement will neither create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or any affiliate and the Employee or any other individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity (any “Person”). To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to this Agreement, such right will be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(d)	Headings. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, will control.
     15. Section 409A. The Bonus and the Rights thereunder are intended to constitute compensation that is payable within the “short-term deferral” period after the Rights are no longer subject to a “substantial risk of forfeiture” and that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. However, if at any time the MDCC determines that the Bonus or the Rights may be subject to Section 409A, the MDCC may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the MDCC determines are necessary or appropriate either for the Bonus and the Rights to be exempt from the application of Section 409A of the Code or to comply with the requirements of Section 409A of the Code, including by adding conditions with respect to the vesting of the Rights and/or the payment of the Bonus.

     IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the date first above written.

KB HOME
By:	Jeffrey T. Mezger
Chief Executive Officer and President

EMPLOYEE:

[NAME]

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